Exhibit 2

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) dated November 11, 2019, among Advisor Group Holdings, Inc., a Delaware corporation (“Parent”), Harvest Merger Sub, Inc., a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the undersigned shareholder (“Shareholder” and, together with Parent and Merger Sub, the “Parties” and each, a “Party”) of Ladenburg Thalmann Financial Services Inc., a Florida corporation (the “Company”).

WHEREAS, concurrently with or following the execution of this Agreement, Parent, Merger Sub and the Company have entered, or will enter, into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”);

WHEREAS, in furtherance of the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will agree to merge with the Company in a transaction pursuant to which Parent will become the sole common shareholder of the Company in exchange for cash with respect to all of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), including all of the outstanding Shares Beneficially Owned by Shareholder; and

WHEREAS, as a condition and material inducement to expending time and resources with respect to the transactions contemplated by the Merger Agreement, Parent and Merger Sub have required that Shareholder agrees, and Shareholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1. Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings given in the Merger Agreement. For purposes of this Agreement:

(a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

(b) “Existing Shares” means the outstanding shares of Company Common Stock Beneficially Owned by Shareholder as set forth on Schedule I hereto.

(c) “Shares” means, collectively, the Existing Shares and any outstanding shares of Company Common Stock of which Shareholder acquires Beneficial Ownership after the date hereof and prior to the termination of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise; provided, however, that nothing in this Agreement shall require Shareholder to exercise any option or other right to purchase shares of Company Common Stock.

2. Provisions Concerning Company Common Stock.

(a) Except as otherwise agreed to in writing by Parent in advance, from the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Time (as defined in Section 6 hereof), Shareholder irrevocably and unconditionally agrees to vote (or cause to be voted) the Shares at any meeting of the holders of Company Common Stock, and at every adjournment or postponement thereof, however called, or in connection with any written consent of the holders of Company Common Stock: (i) in favor of (A) the Company Shareholder Approval and any actions required in furtherance thereof and hereof and (B) any proposal to adjourn or postpone such meeting of shareholders of the Company to a later date if there are not sufficient votes to obtain the Company Shareholder Approval; and (ii) against the following actions, agreements or transactions (other than the Merger, and the transactions contemplated by the Merger Agreement): (A) any Acquisition Proposal, and (B) any action which is intended or would reasonably be expected to prevent, materially delay or materially interfere with or impair the consummation of the Merger or the other transactions contemplated by the Merger Agreement. Shareholder shall not enter into any contract or agreement with any Person, the effect of which would be inconsistent with the provisions and agreements contained in this Section 2 or that would otherwise violate this Agreement. Each Shareholder shall retain at all times the right to vote the Shares in such Shareholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 2(a) that are at any time or from time to time presented for consideration to the Company’s shareholders generally.

(b) By entering into this Agreement, solely to the extent of a failure of Shareholder to act in accordance with its obligations under Section 2(a) hereof, Shareholder hereby appoints Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and re-substitution, to vote during the term of this Agreement with respect to the Shares in accordance with Section 2(a) hereof. Shareholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and power of attorney. This proxy and power of attorney granted by Shareholder: (i) is given to secure the performance of the duties of Shareholder under this Agreement; (ii) shall be irrevocable from the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Time; (iii) shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy; (iv) shall revoke any and all prior proxies granted by Shareholder with respect to the Shares; (v) is a durable power of attorney and shall survive the bankruptcy, death, or incapacity of Shareholder to the extent not revoked and terminated in accordance with this Section 2(b); (vi) shall not be exercised to vote, consent or act on any matter except as contemplated by Section 2(a) above; and (vii) shall be revoked, terminated and of no further force or effect, automatically and without further action, immediately upon the Expiration Time.

(c) Shareholder is entering into this Agreement solely in Shareholder’s capacity as the record holder or Beneficial Owner of Shares, and nothing herein shall limit or affect any actions taken (or any failures to act) by Shareholder in his or her capacity as a director or officer of the Company. The taking of any actions (or any failures to act) by Shareholder (including voting on matters, which may include the consideration of Acquisition Proposals to the extent in accordance with the terms of the Merger Agreement, put to such board or any committee thereof, influencing officers, employees, agents, management or the other directors of the Company and taking any action or making any statement at any meeting of such board or any committee thereof) in Shareholder’s capacity as a director or officer of the Company shall not constitute a breach of this Agreement, regardless of the circumstances related thereto.

3. Shareholder Representations and Warranties. As of the date of this Agreement, Shareholder hereby represents, warrants, covenants and agrees as follows:

(a) Ownership of Shares. Shareholder is the Beneficial Owner of the number of Shares set forth on Schedule I hereto. On the date hereof, the Existing Shares set forth on Schedule I hereto constitute all of the outstanding shares of Company Common Stock owned of record or Beneficially Owned by Shareholder. Shareholder has good, valid and marketable title to the Existing Shares and, immediately prior to the Merger will have good, valid and marketable title to the Shares, in each case, free and clear of all Encumbrances (other than restrictions on transfer under applicable securities Laws). Without limiting the foregoing, Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to enter into and perform all of Shareholder’s obligations under this Agreement, in each case, with respect to all of the Existing Shares set forth on Schedule I hereto, with no limitations, qualifications or restrictions on such rights, except for the impact, if any, of any applicable community property rights or applicable Law.

(b) Power; Binding Agreement. Shareholder has the full legal capacity, power and authority to enter into and perform all of Shareholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by Shareholder will not violate any other agreement to which Shareholder is a party including any voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Shareholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Shareholder of the transactions contemplated hereby; provided, however, that if Shareholder is married and Shareholder’s Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Shareholder’s spouse, enforceable against such Person in accordance with its terms.

(c) No Conflicts.  No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby and none of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any agreement, contract or other instrument or obligation of any kind to which Shareholder is a party or by which Shareholder or any of Shareholder’s properties or assets may be bound, or (ii) violate any Law or order applicable to Shareholder or any of Shareholder’s properties or assets.

(d) No Encumbrances. Except as applicable in connection with the transactions contemplated by this Agreement, Shareholder’s Shares and any certificates representing such Shares are now, and at all times during the term of this Agreement will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of all Encumbrances, proxies, voting trusts or agreements, understandings or arrangements, except for restrictions on transfer under applicable securities Laws and any such Encumbrances, proxies, voting trusts or agreements, understandings or arrangements arising hereunder.

(e) No Litigation. As of the date hereof, there is no action, suit, investigation, or proceeding (whether judicial, arbitral, administrative, or other) pending against, or, to the knowledge of Shareholder, threatened against or affecting, Shareholder that would reasonably be expected to materially impair or materially adversely affect the ability of Shareholder to perform Shareholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

(f) No Finder’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Shareholder.

(g) Waiver of Certain Other Actions. Shareholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, complaint, action, litigation or other proceeding, derivative or otherwise, against the Parent, the Company, or any of their respective Affiliates or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the closing of the Merger); or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Board of Directors of the Company or Parent in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby.

(h) Reliance on Agreement. Shareholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon Shareholder’s execution and delivery of this Agreement, and Shareholder acknowledges the consideration and other benefits to be received by it under the Merger Agreement.

4. Parent and Merger Sub Representations and Warranties. As of the date of this Agreement, Parent and Merger Sub each hereby represent and warrant as follows:

(a) Authority; Binding Agreement. Parent and Merger Sub each has the full legal capacity, power and authority to enter into and perform all of Parent’s and Merger Sub’s respective obligations under this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub will not violate any other agreement to which Parent or Merger Sub is a party. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity.

(b) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Government Authority is necessary for the execution of this Agreement by Parent and Merger Sub and the consummation by Parent or Merger Sub of the transactions contemplated hereby and none of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby or compliance by Parent and Merger Sub with any of the provisions hereof shall (A) conflict with or result in a breach of the certificate of incorporation or bylaws of Parent or Merger Sub, if any, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any contract or other instrument or obligation of any kind to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material properties or assets may be bound, or (C) violate any Law or order applicable to Parent or Merger Sub or any of Parent’s or Merger Sub’s respective material properties or assets.

5. Additional Shares. While this Agreement is in effect, Shareholder will notify Parent promptly (and in any event within two business days (as defined in the Merger Agreement) after the acquisition thereof) if Shareholder acquires Beneficial Ownership of any Shares after the date of this Agreement. Any such Shares shall be subject to the terms of this Agreement as though owned by Shareholder on the date of this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

6. Termination. This Agreement shall automatically terminate without further action upon the earliest to occur (the “Expiration Time”) of: (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; (c) any amendment, modification, waiver or other change to any provision of the Merger Agreement, as in effect on the date hereof, that reduces the amount or changes the form of consideration payable to any shareholder of the Company; and (d) the written agreement of Shareholder and Parent to terminate this Agreement; provided, however, that (i) nothing herein shall relieve any Party from liability for any material breach of this Agreement, and (ii) Section 3(g) hereof, this Section 6 and Section 7 hereof shall survive any termination of this Agreement.

7. Miscellaneous.

(a) Entire Agreement and Modification. This Agreement supersedes all prior communications, understandings and agreements among the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all the Parties. In the event of any inconsistency between the statements in the body of this Agreement and the Merger Agreement, the statements in the Merger Agreement will control.

(b) Restrictions on Transfer. Except as applicable in connection with the transactions contemplated by Section 2 hereof, during the term of this Agreement, Shareholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, trade, pledge, encumbrance, assignment or other disposition of, any or all of the Shares or any interest therein, or enter into any negotiations in connection therewith; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; (iii) take any action that would make any representation or warranty of Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling Shareholder from performing Shareholder’s obligations under this Agreement; (iv) commit or agree to take any of the foregoing actions; or (v) request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of Shareholder’s Shares if such transfer would violate the provisions of this Section 7(b).

(c) Waiver of Appraisal Rights. Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that Shareholder may have, including pursuant to any section of the Florida Business Corporation Act.

(d) Certain Events. Shareholder agrees that this Agreement and the obligations hereunder shall attach to Shareholder’s Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of Law or otherwise, including Shareholder’s heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

(e) Assignment. This Agreement shall not be assigned by any of the Parties, by operation of Law or otherwise, without the prior written consent of all of the other Parties, provided that (i) the death of Shareholder shall itself not be a sale, transfer or disposition of any Shares prohibited by Section 7(b) hereof or this Section 7(e) hereof as long as Shareholder’s estate continues to own the Shares and agrees to perform Shareholder’s obligations hereunder and (ii) Parent is expressly permitted to assign this Agreement to any of its Affiliates. Any purported assignment in violation of this Agreement is void ab initio.

(f) Further Assurances. From time to time, at any Party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(g) Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day (or otherwise on the next succeeding business day) if (i) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested or (iii) sent by facsimile or email; provided that the facsimile or email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective Parties at the following street addresses, facsimile numbers or email addresses or at such other street address, facsimile number or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 7(g).

If to Shareholder, to the address or email set forth for such Shareholder on Schedule I hereto.

If to Parent or Merger Sub:	Advisor Group Holdings, Inc. 20 East Thomas Road, Suite 2000 Phoenix, AZ 85012 Attention: Jamie Price, President and CEO E-mail: jamie.price@advisorgroup.com

copy (which shall not constitute notice) to:	Advisor Group Holdings, Inc. 20 East Thomas Road, Suite 2000 Phoenix, AZ 85012 Attention: Nina McKenna, Chief Legal Counsel and General Counsel E-mail: nina.mckenna@advisorgroup.com

(h) Severability. If any provision of this Agreement, or the application of any provision hereof to any Party or circumstance, is held to be illegal, invalid or unenforceable, such provision or the application of such provision, as the case may be, shall be fully severable, and the application of the remainder of such provision to such Party or circumstance, the application of such provision to other Parties or circumstances, and the remainder of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or application of such provision, as the case may be, or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision or application of such provision, there shall be added automatically as a part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(i) Specific Performance. Shareholder agrees that irreparable damage would occur and that Parent and Merger Sub would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed that Parent and Merger Sub shall be entitled to seek an injunction or injunctions to prevent breaches by Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy at Law or equity and Shareholder will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at law. Shareholder agrees that she or he will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other Party’s seeking or obtaining such equitable relief.

(j) Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. No claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged or waived, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the Party waiving such obligation or right.

(k) No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(l) Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THAT COULD REQUIRE APPLICATION OF THE LAWS OF ANY OTHER STATE.

(m) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(m).

(n) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(o) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub, and Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

ADVISOR GROUP HOLDINGS, INC.

By:
Name:
Title:

HARVEST MERGER SUB, INC.

By:
Name:
Title:

Signature Page to
Voting Agreement

IN WITNESS WHEREOF, Parent, Merger Sub and Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

Name:	[SHAREHOLDER]

Signature Page to
Voting Agreement

SCHEDULE I

Shares of Company Common Stock: ______________________________

Contact information for notice under Section 7(g):

Name:
Address:
E-mail: